Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. DECLARES DIVIDEND

ATLANTA, GEORGIA, April 22, 2008: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), at a meeting of the Board of Directors today, declared a regular quarterly cash dividend on its common stock of $0.0625 per share payable June 10, 2008 to stockholders of record at the close of business May 9, 2008.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, Rollins HomeTeam, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 2.1 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.